Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement Nos. 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8 of our report dated May 23, 2014, relating to the consolidated financial statements of Sprint Corporation and the effectiveness of Sprint Corporation’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the fact that on July 10, 2013, SoftBank Corp. completed a merger with Sprint Communications, Inc. (formerly Sprint Nextel Corporation) by which Sprint Corporation was the acquiring company of Sprint Communications, Inc. and applied the acquisition method of accounting as of the merger date) appearing in the Transition Report on Form 10-K of Sprint Corporation for the transition period from January 1, 2014 to March 31, 2014.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
May 23, 2014